UNITED STATES
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SCHEDULE 14A
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Pioneer Natural Resources Company
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[The following is the text of an email sent by Pioneer Natural Resources Company to certain holders of its common stock on May 13, 2016.]

Hi ______________:

As in recent years, Pioneer’s 2016 Proxy statement includes an item requesting an advisory vote to approve the compensation for the Company’s executive officers in 2015 (commonly known as a “say-on-pay” proposal).

Two large proxy advisory firms (ISS and Glass Lewis) have recommended that stockholders vote against Pioneer’s “say-on-pay” proposal primarily based on our Compensation Committee's decision to pay a discretionary bonus (which impacted a relatively small portion of the executives' total 2015 compensation) in what was otherwise a year of very strong performance. The advisory firms took exception to the Compensation Committee’s decision to pay the bonus when, due to one tax-driven technical hurdle in our structured cash incentive program, zero amounts were payable under that program. More specifically, in order to qualify the Company’s annual cash bonus incentive program for tax-deductibility under Section 162(m) of the Internal Revenue Code, the Compensation Committee establishes a baseline performance hurdle to act as a condition to payout, which for 2015 was the achievement of net cash from operating activities of over $1.4 billion. This hurdle was established early in 2015 when the oil price for the year was expected to average approximately $55 per barrel and the gas price was expected to average $3.00 per million cubic feet (MCF). As a result of 1) the actual average oil price and gas price for 2015 being lower at approximately $49 per barrel and $2.65 per MCF, respectively, and 2) an unexpected reduction of approximately $300 million in working capital (accounts payable) associated with reduced drilling activity in response to low commodity prices, the Company achieved actual net cash from operating activities of $1.2 billion. The miss on the cash flow metric arose in large part due to market forces that were beyond management’s control. Even so, no bonus payment could be made under Pioneer’s structured bonus program due to the technical hurdle in the plan.
ISS recognized that the total 2015 compensation for Scott was reasonable based on the Company’s performance compared to 1) the metrics in its bonus plan and 2) the performance of its peers. Glass Lewis stated that the Company has adequately aligned executive pay and corporate performance and also recognized that Pioneer performed better than its peers in 2015. The bonuses represented less than 11% of total 2015 compensation for Scott and less than 13% for the other executive officers as a group. Scott’s 2015 bonus was paid at 110% of target, down from 140% in 2014 and 150% in 2013.
Pioneer’s Compensation Committee approved discretionary cash bonuses for Scott and other management because the Company delivered strong overall performance for 2015 when compared to the strategic, operational and financial goals approved by the Compensation Committee at the beginning of the year. These included:

•	increasing average production by 12% compared to 2014 and realizing a 24% reduction in base lease operating expenses during the fourth quarter of 2015 as compared to the fourth quarter in 2014;

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delivering this strong performance despite a reduction in the Company’s average Spraberry/Wolfcamp horizontal rig count from 27 rigs in 2014 to 14 rigs in 2015; Pioneer prudently reduced the rig count to preserve capital in response to the almost 50% drop in the average price of oil between 2014 and 2015;

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maintaining a strong balance sheet; at March 31, 2016, the Company had cash on hand of $1.6 billion, short-term investments of $893 million and long-term investments of $21 million, and no borrowings outstanding under its credit facility; and

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delivering stock performance that was second best in Pioneer’s 12-company E&P peer group during 2015; Pioneer’s stock price performance over the last five years has been among the best of its peers and has been the second best performing E&P stock in the Standard & Poor’s 500 over the same period.

Based on the above, we believe the overall executive compensation program for our executive team in 2015 was reasonable given the Company’s performance, and that disagreement on the payment of the bonuses, representing a small part of the overall program, does not justify a negative vote on the program. Pioneer has a well-established track record of rigorous and performance-based compensation programs. The outcome of Pioneer’s 2015 executive compensation was consistent with the program over the last several years, which have been strongly supported by its stockholders - at least 97.7% of votes cast were voted in favor of the Company’s say-on-pay proposal in each of the last three years.
We would appreciate a vote in favor of our “say-on-pay” advisory resolution. If you have any concerns, we would welcome the opportunity to discuss the resolution further with you before our stockholders meeting on Thursday, May 19.

Frank E. Hopkins
Senior Vice President, Investor Relations

This proxy statement supplement, dated May 13, 2016, supplements the definitive proxy statement of Pioneer Natural Resources Company filed with the Securities and Exchange Commission on April 7, 2016 relating to the Annual Meeting of Stockholders of the Company to be held at 5205 North O’Connor Boulevard, Suite 250, Irving, Texas 75039, on Thursday, May 19, 2016, at 9:00 a.m. Central Time.